SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2007

ADUROMED INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware State or other jurisdiction of incorporation)	000-03125 (Commission File Number)	21-0661726 (I.R.S. Employer Identification No.)

3 Trowbridge Drive, Bethel, Connecticut 06801

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (203) 798-1080.

Item 2.03. Creation of a Direct Financial Obligation of a Registrant.

Effective June 27, 2007 the Company entered into a secured loan arrangement with various investors for gross proceeds of $1,275,000. The notes evidencing the loan have an original issue discount of 10%, bear interest at 12% per annum and have a maturity of sixth months. These loans are secured by the assets of the Company and are guaranteed by the Company’s wholly-owned subsidiary, Aduromed Corporation. In connection with the loan the investors will also receive five year warrants to purchase a total of 2,550,000 shares of the Company’s common stock at a price of $0.38 per share (“Loan Warrants”). In the event that the Company consummates a financing involving the issuance of the Company’s common stock or securities convertible into such common stock and accompanying warrants (“Financing Warrants”) with gross proceeds of at least $1,500,000, the exercise price and anti-dilution provisions of the Loan Warrants will be reset to match the terms of the Financing Warrants.

The net proceeds of the loan, estimated at $1,047,175 after discounts, placement fees and expenses, will be utilized for working capital and general corporate purposes.

We had retained Carter Securities, LLC (“Carter”) to serve as our placement agents for the loan. For its services, Carter received a placement fee of $80,325, warrants to purchase 229,500 shares of Company common stock at an exercise price of $0.38 per share exercisable for five years (“Placement Agent Warrants”), and subject to the same reset terms as the Loan Warrants. The Company is obligated to file a registration statement with the Securities and Exchange Commission with respect to the common stock shares issuable pursuant to the Loan Warrants and the Placement Agent Warrants.

Item 9.01 Financial Statements and Exhibits.

Exhibits

Exhibit 4.01 - Loan and Security Agreement, dated as of June 27, 2007, by and among Aduromed Industries, Inc., Aduromed Corporation and the investors named on the signature pages thereto

Exhibit 4.02 - Form of Secured Promissory Note

Exhibit 4.03 - Form of Common Stock Purchase Warrant

Exhibit 4.04 - Subsidiary Guarantee, dated as of June 27, 2007, from Aduromed Corporation in favor of the investors named on the signature pages of the Loan and Security Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADUROMED INDUSTRIES, INC.

By: /s/ Damien R. Tanaka
Damien R. Tanaka
Chairman, President and CEO
Dated: July 2, 2007